Heartland Bancshares, Inc. Announces Adjustment to 2004 Net Income.

Franklin, Indiana February 15, 2005, Heartland Bancshares, Inc. IN (HRTB – OTC BB) announced that it recorded net income of $1,224,000 or $.88 per share for the year ended December 31, 2004 and net income of $233,000 or $.17 per share for the fourth quarter 2004. Previously, in a press release issued February 2, 2005, Heartland announced that it recorded net income of $1,361,000 or $.98 per share for the year ended December 31, 2004 and net income of $370,000 or $.27 per share for the fourth quarter 2004. The adjustment to net income is attributable to costs associated to the terminated merger agreement with Blue River Bancshares, Inc. and related tax effect of those costs. Heartland had previously capitalized certain costs associated with the proposed merger. The merger agreement was terminated on February 10, 2005 causing all merger related costs to be expensed. Since the costs were incurred during 2004, Heartland has recorded the related expense effective in calendar year 2004 earnings.

Heartland recorded net income of $414,000 or $.30 per share for the year ended December 31, 2003 and net income of $172,000 or $.12 per share for the fourth quarter 2003.

President Steve Bechman commented on the earnings. “We are proud to report the highest annual earnings in our seven years of operations, even after this adjustment for merger related costs. Our employees and directors have spent a great deal of time and effort over the past three years in efforts to bring the bank to this point. We greatly appreciate their efforts as well as the dedication shown by our shareholders and customers.”

Contact:  Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915

HEARTLAND BANCSHARES, INC.
SELECTED BALANCE SHEET DATA
December 31, 2004 and 2003
(Dollar amounts in thousands)
(Unaudited)

	2004	2003

Total cash and cash equivalents	$5,771	$10,717
Securities available-for-sale	42,162	35,108
Loans held for sale	929	2,058
Gross loans	124,339	113,556
Allowance for loan losses	2,491	3,301
Total assets	185,837	167,929
Total deposits	155,662	137,506
Total Liabilities	172,331	155,377
Shareholders' equity	13,506	12,552

HEARTLAND BANCSHARES, INC.
SELECTED INCOME STATEMENT DATA
Three and Twelve Months ended December 31, 2004 and 2003
(Dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Interest income	$2,481	$2,222	$9,236	$9,230
Interest expense	690	564	2,331	2,758
Provision for loan losses	---	60	(200)	692
Noninterest income	515	413	1,960	2,222
Noninterest expense	1,987	1,761	7,235	7,412
Income tax expense	86	78	606	176
Net income	233	172	1,224	414
Basic earnings per share	.17	.12	.88	.30